UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

                                 March 16, 2005
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                Date of Report (Date of earliest event reported)

                           Central Freight Lines, Inc.
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             (Exact name of registrant as specified in its charter)

 Nevada                            00050485                       74-2914331
 ------                            --------                       ----------

(State or other jurisdiction      (Commission                   (IRS Employer
of incorporation or               File number)                   Identification
organization)                                                    Number)

                      5601 West Waco Drive, Waco, TX, 76710
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                    (Address of principal executive offices)
                                   (Zip code)

               Registrant's telephone number, including area code:
                                 (254) 772-2120

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


ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION


ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits.

99.1 Press Release dated March 16, 2005.


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  CENTRAL FREIGHT LINES, INC.


Date:    March 16, 2005           By:  /s/ Jeffrey A. Hale
                                  Name:  Jeffrey A. Hale
                                  Title:  Senior Vice President
                                          and Chief Financial Officer


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



                                INDEX TO EXHIBITS


 Exhibit No.               Description

     99.1                  Press Release dated March 16, 2005.


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


                       CENTRAL FREIGHT LINES, INC. REPORTS
                        FOURTH QUARTER, FULL YEAR RESULTS


Waco, TX (PR Newswire) - March 16, 2005 - Central Freight Lines, Inc. (Nasdaq/NMS: CENF) announced today its financial and operating results for the quarter and year ended December 31, 2004. Central also announced today that it recently entered into a new four-year, $70.0 million credit facility with Bank of America, N.A., replacing its previous revolving credit facility and accounts receivable securitization facility and providing Central with additional liquidity.

For the fourth quarter of 2004, Central's operating revenue was $85.5 million on 60 working days, compared to operating revenue of $89.5 million on 59 working days for the fourth quarter of 2003. Revenue per working day decreased 6.1% and total tons hauled per working day decreased 7.4% for the fourth quarter of 2004 compared to the same period in 2003. LTL revenue per hundredweight increased 2.4% from $11.79 in the 2003 quarter to $12.07 in the 2004 quarter, due to an increase in fuel surcharge revenue. Excluding fuel surcharge revenue, LTL revenue per hundredweight was down 3.8% in the 2004 quarter compared to the 2003 quarter.

A net loss of $8.9 million, or $0.49 per diluted share, was realized in the fourth quarter of 2004. This net loss included a non-cash charge of $2.9 million, or $0.16 per diluted share, related to the write-off of a deferred tax asset. Pro forma income from continuing operations for the fourth quarter of 2003 was $2.2 million, or $0.17 per diluted share, using a pro forma tax rate of approximately 39%. Prior to November 1, 2003, Central was an S corporation and federal income tax attributes flowed directly to stockholders.

For the full year 2004, operating revenue amounted to $386.6 million, a 0.8% decrease from the $389.7 million in 2003. A net loss of $20.5 million, or $1.14 per diluted share, was reported for 2004, compared to pro forma income from continuing operations of $8.4 million, or $0.69 per diluted share, in 2003.

At December 31, 2004, Central's balance sheet reflected $2.1 million in unrestricted cash, $20.8 million in restricted cash that served as collateral for letters of credit under Central's prior credit facility, $55.7 million in long-term debt and capital lease obligations, including current portion, and $28.1 million in short term debt, of which $20.8 million represented the cash collateral for letters of credit. Stockholders' equity was $89.9 million at December 31, 2004. The Company had net capital expenditures, primarily for revenue equipment, of $10.4 million during the fourth quarter. During full year 2004, net capital expenditures totaled $32.5 million, primarily for revenue equipment and the purchase of the Phoenix terminal in the second quarter for $7.1 million, plus an additional $9.3 million relating to the purchase of certain assets of Eastern Oregon Fast Freight in March 2004. Net capital expenditures for 2005 are expected to be in the range of $4 million to $7 million.

Central's President and Chief Executive Officer, Bob Fasso, commented on the Company's results: "Our goal for the fourth quarter was to obtain significant improvement in the operating ratio over the third quarter, despite three less working days and the seasonal drop in revenue per day. We achieved this goal, as our operating ratio improved 250 basis points to 108.4% from 110.9% between the third and fourth quarter of 2004.

"From  the  third   quarter  of  2004  to  the  fourth,   wages  and   purchased
transportation per working day declined 12.1% and 14.5%, respectively, on a 10.7% drop in tons handled per day. Workers' compensation expense decreased 40.7% per day, as lost time injuries compared to hours worked in the fourth quarter of 2004 were lower than any other quarter in 2004 or 2003. In addition, cargo claim expense dropped 29.0% per day in the fourth quarter of 2004 compared to the third quarter.

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

"LTL revenue per hundredweight, excluding fuel surcharge, was down 0.5% from the third to fourth quarter of 2004, due primarily to a 1.6% increase in weight per LTL shipment. Tons per day dropped 10.7% for the same period. In 2003, the drop in tons per day from the third to the fourth quarter was 5.0%. Although we expect to retain our constant focus on cost control, our primary emphasis in the near term is on tonnage and yield growth, so as to effectively utilize our excess capacity in infrastructure and rolling stock. Our enhanced focus on our service product over the past several quarters has paid off, as service levels are at their highest in seven years, which provides Central's customers with service levels that we believe are competitive with any LTL carrier in our regions.

"While much work remains to be done to return Central's results to acceptable levels, we believe the sequential improvements from the third quarter to the fourth demonstrate measurable gains and a step in the right direction. In addition, based on improvements in labor, customer service, and claims that we are currently experiencing, we expect modest sequential improvement in our operating ratio in the first quarter of this year versus the fourth quarter, despite the seasonal effects on revenue and costs."

New Credit Facility

After reporting the above results, Mr. Fasso discussed the execution on January 31, 2005 of a new four-year, $70.0 million senior secured revolving credit facility and letter of credit sub-facility with Bank of America, N.A. The Bank of America facility replaced the Company's prior credit facility and accounts receivable securitization facility with SunTrust Bank, each of which was set to expire in 2005. With respect to the Bank of America facility, Mr. Fasso stated, "The Bank of America facility offers a long-term agreement, additional availability, and more flexible financial covenants than our former credit facility."


Update on Section 404 of the Sarbanes-Oxley Act

Currently, in accordance with Section 404 of the Sarbanes-Oxley Act, Central and its independent auditors are in the process of completing the evaluation and assessment of the effectiveness of Central's internal controls over financial reporting. While this process is not yet complete, Central has noted certain material weaknesses in internal controls relating to revenue and inventory. The control weakness in revenue relates to the failure to have certain billing entries reviewed by a second party for accuracy after they are input into Central's billing system and the absence of a control to ensure changes to customer contracts are entered into the billing system timely and accurately. Further, in conducting an inventory audit in January 2005, a $0.5 million discrepancy in inventory was discovered, which was noted as involving an additional material weakness. The material weakness in the internal controls over the revenue process is not expected to have an impact on the reported year-end financial results. The $0.5 million adjustment to inventory noted above was recorded in fourth quarter 2004 results. Management will report on these weaknesses in its 10-K, and Central expects its auditors to issue an adverse opinion on the effectiveness of the Company's internal controls because of these two areas. At this time, management can not provide assurances that it will not determine that additional material weaknesses exist as it completes its evaluation and assessment of the effectiveness of internal controls over financial reporting.

Year-End Reporting

Central also reported today that the filing of its Annual Report on Form 10-K for the year ended December 31, 2004 would be delayed pending completion of the evaluation and assessment of interanal contols over financial reporting. As a


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
result, Central expects to file a Form 12b-25 (Notification of Late Filing) with the Securities and Exchange Commission seeking a 15-day extension to file its Annual Report. Central expects to file its Annual Report by March 31, 2005.

Central Freight Lines, Inc. is a non-union less-than-truckload carrier specializing in regional overnight and second day markets. One of the 10 largest regional LTL carriers in the nation, Central provides regional, interregional, and expedited services, as well as value-added supply chain management, throughout the Midwest, Southwest, West Coast and Pacific Northwest. Utilizing marketing alliances, Central provides service solutions to the Great Lakes, Northeast, Southeast, Mexico and Canada.

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that revenue growth may be delayed or not occur at all; the risk that improvements in revenue yield and tonnage growth may be delayed or not occur at all; the risk that service, safety, and productivity measures will be further delayed or will not be successfully implemented throughout our operations; the risk that our cost-cutting measures may have unintended and unforeseen consequences that adversely affect our business; the risk that our geographic expansion during 2003 and 2004 will continue to produce freight imbalances, customer service issues, operational issues, and other consequences that we cannot manage successfully on a timely basis or at all; the risk that our insurance and claims costs will continue to exceed our expectations and will not return to acceptable levels on a timely basis or at all; the risk that we will be unable to obtain the financing we are seeking or that it will not be available on acceptable terms; the risk that operating losses and negative cash flows will continue and will have a material and adverse result; the risk that additional deficiencies in our internal controls may be reported as a result of testing our year-end procedures; the risk that our capital expenditures may exceed the amounts we expect; the risk that our new credit facility may not provide all of the liquidity we need, particularly if we fail to comply with all financial and other covenants; and the risks detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including forms 8-K, 10-Q, 10-K, and our registration statement on Form S-1.


Corporate Contact:
Jeff Hale, Chief Financial Officer
(480) 361-5295
jhale@centralfreight.com


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



                   CENTRAL FREIGHT LINES, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, dollars in thousands, except per share data)

                                                                       Quarters ended                    Years ended
                                                                December 31,     December 31,    December 31,    December 31
                                                                   2004             2003            2004            2003
                                                                   ----             ----            ----            ----

Working Days
                                                                    60               59              253             253
                                                                    ---              ---             ---             ---
Operating revenues                                              $ 85,511         $ 89,535        $ 386,601       $ 389,696
                                                                 -------          -------         --------        --------
Operating expenses:
  Salaries, wages and benefits*                                   48,672           47,781          222,230         205,393
  Purchased transportation                                         8,839            9,580           42,152          38,113
  Purchased transportation - related parties                       2,739            2,617           14,571          18,582
  Operating and general supplies and expenses                     21,318           15,352           82,702          66,144
  Operating and general supplies and expenses - related parties       49                -              274              12
  Insurance and claims                                             4,710            3,496           24,496          16,057
  Building and equipment rentals                                   1,148              693            4,297           3,181
  Building and equipment rentals - related parties                   449              649            1,795           1,903
  Deprecation and amortization                                     4,771            3,747           17,049          16,605
                                                                 -------            -----         --------        --------
      Total operating expenses                                    92,695           83,915          409,566         365,990
                                                                 -------           ------         --------        --------
  (Loss) income from operations                                   (7,184)           5,620          (22,965)         23,706
Other expense:
  Interest expense                                                  (497)            (611)          (1,469)         (3,547)
  Interest expense - related parties                              (1,522)          (1,475)          (6,197)         (6,130)
                                                                 -------          -------         --------        --------
      (Loss) income before income taxes                           (9,203)           3,534          (30,631)         14,029
Income tax:
  Income tax benefit (expense)                                       301          (11,144)          10,159         (11,593)
                                                                 -------          -------         --------        --------
      (Loss) income from continuing operations                    (8,902)          (7,610)         (20,472)          2,436
Loss from discontinued operations                                      -           (8,341)               -          (8,341)
                                                                 -------          -------         --------        --------
      Net (loss)                                                $ (8,902)        $(15,951)      $  (20,472)      $  (5,905)
                                                                 =======          =======         ========        ========
Pro forma C Corporation data (unaudited):
  Historical income before income taxes                         $      -         $  3,534       $        -          14,029
  Pro forma income tax expense                                         -           (1,378)               -          (5,666)
                                                                 -------          -------         --------        --------
  Pro forma income from continuing operations                          -            2,156                -           8,363
  Loss from discontinued operations                                    -           (8,341)               -          (8,341)
                                                                 -------          -------         --------        --------
  Pro forma net (loss) income                                    $     -         $ (6,185)      $        -       $      22
                                                                 =======          =======         ========        ========

Loss per share:
  Basic:                                                         $ (0.49)        $      -       $    (1.14)      $       -
  Diluted:                                                         (0.49)               -            (1.14)              -
Pro forma income (loss) per share:
  Basic:
    Income from continuing operations                            $     -         $   0.18       $        -       $    0.75
    Loss from discontinued operations                                  -            (0.69)               -           (0.75)
    Net (loss) income                                                  -            (0.51)**             -               -**
  Diluted:
    Income from continuing operations                            $     -         $   0.17       $        -       $    0.69
    Loss from discontinued operations                                  -            (0.64)               -           (0.69)
    Net (loss) income                                                  -            (0.47)**             -               -**
Weighted average outstanding shares (in thousands):
  Basic                                                           18,179           12,127           17,971          11,163
  Diluted                                                         18,179           13,060           17,971          12,103

* YTD 2003 includes a $7,799 gain resulting from amendments to a benefit plan. ** Calculation based on pro forma net (loss) income.


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


                   CENTRAL FREIGHT LINES, INC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                     December 31, 2004 and December 31, 2003
            (Unaudited, dollars in thousands, except per share data)

                                 Assets                                       2004                 2003
                                                                          ------------         -------------
Cash                                                                      $   2,144            $  37,269
Restricted cash                                                              20,825                    -
Accounts receivable                                                          51,582               51,864
Other current assets                                                          8,655                8,298
Deferred income taxes                                                        13,871                4,588
                                                                          ------------         -------------
                     Total current assets                                    97,077              102,019
Property and equipment, net                                                 135,274              114,693
Goodwill                                                                      4,324                4,324
Other assets                                                                  7,761                2,113
                                                                          ------------         -------------
                    Total assets                                          $ 244,436            $ 223,149
                                                                          ============         =============
                  Liabilities and stockholders' equity
Current maturities of long term-debt                                      $  10,958               $6,375
Notes payable                                                                28,108                    -
Trade accounts payable                                                       23,835               15,391
Payables for related party transportation services                              988                1,020
Accrued expenses                                                             22,360               25,728
                                                                          ------------         -------------
                  Total current liabilities                                  86,249               48,514
Long-term debt, excluding current maturities                                 21,884               19,988
Related party financing                                                      22,852               23,154
Other liabilities                                                            23,517               23,055
                                                                          ------------         -------------
                  Total liabilities                                         154,502              114,711
                                                                          ------------         -------------
Total stockholders' equity                                                   89,934              108,438
                                                                          ------------         -------------
Total liabilities and stockholders' equity                                $ 244,436            $ 223,149
                                                                          ============         =============


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


                   CENTRAL FREIGHT LINES, INC AND SUBSIDIARIES
                              OPERATING STATISTICS
               (Amounts in thousands except where indicated by *)


                                                       Quarters ended                           Years ended
                                              December 31,   December 31,              December 31,    December 31,
                                                2004           2003       % Change        2004            2003         % Change
                                                ----           ----       --------        ----            ----         --------

Operating Ratio                                 108.4%          93.7%                      105.9%          93.9%
Working days                                       60             59         1.7%            253           253              0.0%
LTL bills                                      737.87         819.43       -10.0%       3,511.44       3,750.06            -6.4%
Total bills                                    747.03         828.79        -9.9%       3,549.98       3,789.05            -6.3%
LTL tons                                       329.45         359.63        -8.4%       1,560.65       1,624.79            -3.9%
Total tons                                     409.20         434.58        -5.8%       1,908.62       1,962.89            -2.8%
LTL revenue per hundredweight*                $ 12.07        $ 11.79         2.4%       $  11.63       $  11.37             2.3%
LTL weight per bill (in pounds)*                  893            878         1.7%            889            867             2.5%
Average length of haul (in miles)*                489            475         2.9%            478            442             8.1%
Fuel surcharge as a % of total revenue*           8.3%           2.4%                        5.4%           2.6%


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